Exhibit 99.1
Press Release

Source:  Weststar Financial Services Corporation
Asheville, North Carolina
January 31, 2005



             WESTSTAR FINANCIAL SERVICES CORPORATION EARNINGS UP 28%


     Weststar Financial Services Corporation (OTC:BB "WFSC") reported consolidated net income of $658,204 for the twelve-month period ended December 31, 2004 compared to $515,461 for 2003 -- an increase of 28%. On a per share basis, earnings for the twelve months of 2004 were $.45 vs. $.36 per diluted share for the comparable period in 2003 - an increase of 26%. Growth in earnings was primarily attributable to increased net interest income from growth in net earning assets.

     For the quarters ended December 31, 2004 and 2003, Weststar Financial Services Corporation reported consolidated net income of $201,816 and $152,248, respectively, -- an increase of 33%. On a per share basis, diluted earnings for the three-month period were $.14 vs. $.10 per diluted share for the comparable three-month period in 2003 - an increase of 40%.

     On December 21, 2004, the Board of Directors declared a 6-for-5 stock split effected in the form of a 20% stock dividend payable on January 31, 2005 for shareholders of record January 11, 2005.

     At December 31, 2004, consolidated assets totaled $131.0 million - a 20% increase over December 31, 2003. Asset growth was realized in investments at $23.1 million, which were up 25%, and in loans, which increased 14% over December 31, 2003 to $84.9 million. At December 31, 2004, the Company's allowance for loans represented 1.90% of outstanding loans. This represented a 33 basis points increase from December 31, 2003. Deposits reflected significant growth increasing 23% to $114.4 million at December 31, 2004 compared to the previous year. A real estate trust deposit account in excess of $13.4 million was opened during the second half of 2004. Funds in this account are considered to be short-term in nature. Excluding this account, deposits increased in excess of 8%. Shareholders' equity increased 7% over December 31, 2003 to $9.8 million at December 31, 2004.

     Year-to-date operating ratios reflect improvement. Return on assets was ..55% compared to .51% and return on equity was 6.93% compared to 5.78% for the twelve-month periods ended December 31, 2004 and 2003, respectively.





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     G. Gordon  Greenwood,  Chief  Executive  Officer,  stated that the Bank was pleased in reaching the $131 million asset level, and that the Bank had shown steady growth by focusing on building strong customer relationships in our local community. During October, 2004, the Company formed Bank of Asheville Mortgage Company, LLC. "Rod Caldwell, President of Bank of Asheville Mortgage, LLC, along with Vice Presidents Linda Ward and Patrick Blackburn, bring a wealth of knowledge and experience for customers seeking a comprehensive array of mortgage products with attractive rates and unforgettable customer service," stated G. Gordon Greenwood.

     Weststar Financial Services Corporation is the parent company of The Bank of Asheville and Weststar Financial Services Corporation I. The bank operates 4 full-service banking offices in Buncombe County, North Carolina -- Asheville, Candler, Leicester and Arden.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.


For Further Information, please contact:  Randall C. Hall
                                          Executive Vice President and Secretary
                                          Chief Financial Officer
                                          Phone (828) 232-2904
                                          Fax      (828) 350-3904
                                          e-mail rhall@bankofasheville.com
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